Exhibit 99.1

WABCO Notes Further Softening in Global Commercial Vehicle Production;

Reaffirms Range of Full Year 2014 Guidance with Performance Now Expected at Lower End

BRUSSELS, Belgium, September 23, 2014 – WABCO Holdings Inc. (NYSE:WBC), a leading global supplier of technologies to improve the safety and efficiency of commercial vehicles, today reiterated its guidance range for full year 2014 as previously disclosed on July 25, 2014.

“For the remainder of 2014, we anticipate further softening of global commercial vehicle production, against the background of geopolitical and economic uncertainties,” said Jacques Esculier, WABCO Chairman and Chief Executive Officer. “Nonetheless, WABCO reiterates its previously communicated full year 2014 guidance, although, if current market conditions prevail, we anticipate that our full year results would tend toward the lower end of our guidance range.”

WABCO expects full year 2014 sales growth to range from 6 to 9 percent in local currencies and operating margin to range from 12.9 to 13.3 percent on a performance basis or from 12.2 to 12.6 percent on a U.S. GAAP basis.

WABCO’s diluted EPS is expected to range from $5.45 to $5.75 on a performance basis or from $4.77 to $5.07 on a U.S. GAAP basis.

At the same time, WABCO reconfirms that it expects in 2014 to convert between 80 and 90 percent of its net income attributable to the company into free cash flow, excluding payments associated with streamlining, separation and acquisition items.

“Despite this further potential degradation of our global market, WABCO remains committed to demonstrate our ongoing ability to deliver healthy sales outperformance, as we continue to increase WABCO content per vehicle and expand market share,” said Esculier.

“In addition, WABCO’s Operating System, our global management environment, continues to enable fast, flexible and robust responses to market changes, generating high levels of productivity,” said Esculier.

“Our three-pillar strategy of technology leadership, globalization and excellence in execution continues to drive WABCO’s differentiation that positions us as preferred supplier in the global commercial vehicle industry,” said Esculier. “Furthermore, we remain fully confident in our ability to continue to deliver superior value for WABCO’s shareowners.”

About WABCO

WABCO (NYSE: WBC) is a leading global supplier of technologies and control systems for the safety and efficiency of commercial vehicles. Founded nearly 150 years ago, WABCO continues to pioneer breakthrough electronic, mechanical and mechatronic technologies for braking, stability and transmission automation systems supplied to the world’s leading commercial truck, bus and trailer manufacturers. With sales of $2.7 billion in 2013, WABCO is headquartered in Brussels, Belgium. For more information, visit www.wabco-auto.com

Forward-Looking Statements

This document contains certain “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 that are based on management’s good faith expectations and beliefs concerning future developments. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “strategies,” “prospects,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward looking in nature and not historical facts. Actual results may differ materially from these expectations as a result of many factors. These factors include, but are not limited to, the actual level of commercial vehicle production in our end markets, adverse developments in the business of our key customers, pricing changes to our supplies or products, our ability to successfully integrate any acquired businesses or our acquired businesses not performing as planned and the other risks and uncertainties described in the “Risk Factors” section and the “Information Concerning Forward Looking Statements” section of WABCO’s Form 10-K, as well as in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Information Concerning Forward Looking Statements” section of WABCO’s Form 10-Q Quarterly Reports. WABCO does not undertake any obligation to update such forward- looking statements. All market and industry data are based on company estimates.

Non-GAAP Financial Measures

To facilitate the understanding of WABCO’s 2014 guidance, a table follows this news release. Sales excluding the effects of foreign exchange and EBIT are non-GAAP financial measures. Additionally, operating income, EBIT, net income attributable to the company and net income attributable to the company per diluted share on a “performance basis” are non-GAAP financial measures that exclude streamlining, separation and acquisition items, and discrete and other one-time tax items, as applicable. Free cash flow presents our net cash provided by operating activities less net cash used for purchases of property, plant, equipment, and computer software. These measures should be considered in addition to, not as a substitute for, GAAP measures. Management believes that presenting these non-GAAP measures is useful to shareholders because it enhances their understanding of how management assesses the operating performance of the company’s business. Certain non-GAAP measures may be used, in part, to determine incentive compensation for current employees.

Attachment

•	Reconciliation of GAAP to Non-GAAP Financial Measures for Full Year 2014 Guidance

Media, investors and analysts contact

Christian Fife, +1 732 369 7465, christian.fife@wabco-auto.com

Reconciliation of GAAP to Non-GAAP Financial Measures for Full Year 2014 Guidance

(Unaudited)

(Amounts in millions)	Full Year 2014 Guidance as of July 25, 2014
Operating Income

Reported Operating Income Margin	12.2% - 12.6%
Streamlining cost, impact to margin	0.2%
Separation costs, impact to margin	0.2%
Acquisition related items, impact to margin	0.3%

Performance Operating Income Margin	12.9% - 13.3%

Net Income Attributable to Company

Reported Net Income Attributable to Company	$290.7 - $309.0
Streamlining cost, net of tax	10.9
Tax items	19.1
Acquisition related items, net of tax	7.0
Separation costs, net of tax and separation related taxes	4.8

Performance Net Income Attributable to Company	$332.5 - $350.8

Reported Net Income Attributable to Company per Diluted Common Share	$4.77 - $5.07

Performance Net Income Attributable to Company per Diluted Common Share	$5.45 - $5.75

Diluted common shares outstanding	~61

Note: The presentation of the performance measures above are not in conformity with generally accepted accounting principles (GAAP). These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.